Exhibit 10.10

MASTER AGREEMENT

SS&C DIGITAL SOLUTIONS SERVICES

AGREEMENT (this “Agreement”) made as of December 13, 2023 (the “Effective Date”) by and between SS&C GIDS, Inc., a Delaware corporation (“SS&C”) and HPS Corporate Capital Solutions Fund, (the “Customer” or the “Fund”). SS&C and Customer are together referred to herein as the “Parties” and individually as the “Party”.

WHEREAS, SS&C is a provider of transfer agency, shareholder record keeping and related services to the financial services industry; and

WHEREAS, Customer desires to utilize SS&C Digital Solutions Services to provide access to account information and certain on-line transaction request capabilities in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows.

ARTICLE I

DEFINITIONS

Except as may be modified in a Service Exhibit, the following definitions shall apply to this Agreement. Additional terms may be defined in the Agreement and in the exhibits that describe the Digital Solutions Services to be provided by SS&C for Customer.

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“Action” means any civil, criminal, regulatory or administrative lawsuit, allegation, demand, claim, counterclaim, action, dispute, sanction, suit, request, inquiry, investigation, arbitration or proceeding, in each case, made, asserted, commenced or threatened by any Person (including any Government Authority).

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“Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person and “control” of a Person means: (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that Person or (ii) the right to control the appointment of the board of directors or analogous governing body, management or executive officers of that Person.

•	“Agency Agreement” shall mean that certain Services Agreement dated December 13, 2023 herewith by and between SS&C GIDS, Inc. and Customer

•	“API Calls” shall mean any request or submission to the API Management Platform initiated by User activities, regardless of whether such request or submission is successful or unsuccessful.

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“API Management Platform” shall mean a set of SS&C tools for developing, securing, publishing, executing, and monitoring API Calls. Capabilities include API authentication, threat detection, traffic management, transformation, versioning, orchestration, routing, monitoring, and discovery.

•	“Authentication Procedures” shall mean, if applicable, those procedures for authenticating Users as set forth within a Service Exhibit.

•	“Claim” means any Action arising out of the subject matter of, or in any way related to, this Agreement, its formation or the Digital Services.

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“Control” over a Person shall mean (i) the possession, directly or indirectly, of more than 50% of the voting power to elect directors, in the case of a Person that is a corporation, or members of a comparable governing body, in the case of a limited liability company, firm, joint-venture, association or other entity, in each case whether through the ownership of voting securities or interests, by contract or otherwise and (ii) with respect to a partnership, a general partner thereof or a Person having management rights comparable to those of a general partner shall be deemed to control such Person. The terms “Controlling” and “Controlled” shall have corollary meanings.

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“Digital Platform” shall mean the SS&C computer and software system that provides an interface between the Internet and public data network service providers and the transfer agency and record keeping systems of the Fund for the purposes of communicating Fund data and information and Transaction requests.

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“Digital Solutions Options” shall mean the series of edits and instructions provided by Customer to SS&C in writing, through which Customer specifies its instructions for Transactions available through the various Digital Solutions Services, e.g., minimum and maximum purchase, redemption and exchange amounts.

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“Digital Solutions Services” shall mean the services provided by SS&C utilizing the Digital Platform, the SS&C Web Site, the Internet, and other software, equipment and systems provided by SS&C and telecommunications carriers and firewall providers, whereby Transactions may be requested in each Fund by Users accessing the SS&C Web Site via the Internet.

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“Government Authority” means any relevant administrative, judicial, executive, legislative or other governmental or intergovernmental entity, department, agency, commission, board, bureau or court, and any other regulatory or self-regulatory organizations, in any country or jurisdiction.

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“Law” means statutes, rules, regulations, interpretations and orders of any Government Authority that are applicable to the party upon which compliance with such Law is being required or to its business.

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“Losses” means any and all compensatory, direct, indirect, special, incidental, consequential, punitive, exemplary, enhanced or other damages, settlement payments, attorneys’ fees, costs, damages, charges, expenses, interest, applicable taxes or other losses of any kind.

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“Person” shall mean an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

•	“SS&C Associates” means SS&C and each of its Affiliates, members, shareholders, directors, officers, partners, employees, agents, successors or assigns.

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“SS&C Web Site” shall mean the collection of electronic documents or pages residing on SS&C’s computer system, linked to the Internet and accessible through the World Wide Web, where the Transaction data fields and related screens provided by SS&C may be viewed by Users who access such site.

•	“Service Exhibit” shall mean the service exhibits attached hereto which outline the particular Digital Solutions Services to be provided by SS&C to Customer.

•	“Third Party Claim” means a Claim (i) brought by any Person other than the indemnifying Party or (ii) brought by a Party on behalf of or that could otherwise be asserted by a third party.

•	“Transactions” shall mean account inquiries, purchases, redemptions, exchanges and other transactions offered through Digital Solutions Services as specified in each Service Exhibit.

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“User(s)” shall mean record owners or authorized agents of record owners of shares of a Fund, including brokers, investment advisors and other financial intermediaries or the other Persons authorized to access a particular Digital Solutions Service pursuant to the terms of a Service Exhibit.

ARTICLE II

USE OF DIGITAL SOLUTIONS SERVICES BY CUSTOMER

Section 2.1 Selection of Digital Solutions Services. SS&C will perform, and Customer has selected, the Digital Solutions Services described on the Service Exhibits attached to this Agreement. New Service Exhibits describing additional Digital Solutions Services may be added to this Agreement from time to time by mutual written agreement of SS&C and Customer, and such additional Digital Solutions Services shall be subject to the terms of this Agreement.

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Section 2.2 Selection of additional services of SS&C.

(a)

SS&C and/or its Affiliates may perform additional services for Customer from time to time as may be agreed upon by the parties pursuant to the terms of a mutually acceptable Statement of Work (“SOW”), if any (the “Professional Services”). In most cases, the Professional Services will be performed in connection with a specific Service Exhibit under this Agreement. If such Professional Services require SS&C to perform work at Customer’s location, then Customer shall supply SS&C personnel with suitable workspace, desks, and other normal office equipment, support and supplies, which may be necessary in connection with such Professional Services.

(b)

The parties may agree upon a change to a SOW (“Change Order”); provided, however, no such change shall be binding upon either party unless and until such a Change Order has been mutually agreed in writing and signed by an authorized representative of Customer.

(c)

SS&C shall own all updates, software, software enhancements, documentation, technical notes, tangible and intangible property, and work products required to be delivered and/or produced or created by SS&C or its Affiliates in connection with the Services provided under a SOW (“Deliverables”). Notwithstanding anything to the contrary, the parties recognize that from time to time Customer may, under this Agreement, disclose to SS&C certain business or technical requirements and specifications on which SS&C or its Affiliates shall partly rely to design, structure or develop the Deliverable. Provided that, as developed, such Deliverable contains no identifiable Customer Confidential Information, (i) Customer hereby consents to SS&C’s and its Affiliates’ use of such Customer provided business or technical requirements and specifications to design, to structure or to determine the scope of such Deliverable or to incorporate into such Deliverable and that any such Deliverable, regardless of who paid for it, shall be, and shall remain, the sole and exclusive property of SS&C and its Affiliates and (ii) Customer hereby grants SS&C and its Affiliates a perpetual, nonexclusive license to incorporate and retain in such Deliverables Customer provided business or technical requirements and specifications. All Customer Confidential Information shall be and shall remain the property of Customer.

Section 2.3 SS&C Responsibilities. During the Term and subject to the provisions of this Agreement, SS&C shall, at its expense (unless otherwise provided for herein) perform the Digital Solutions Services as described in each Service Exhibit, including provision of all computers, telecommunications connectivity and equipment reasonably necessary at its facilities to operate and maintain the Digital Platform and the SS&C Web Site.

Section 2.4 Customer Responsibilities. During the Term and subject to the provisions of this Agreement, Customer shall at its expense (unless otherwise provided for herein) fulfill, or cause to be fulfilled by the Fund or otherwise, Customer obligations, if any, set forth in each Service Exhibit to this Agreement.

Section 2.5 Digital Solutions Options. Customer is responsible for establishing implementation procedures and options available for each Digital Solutions Service, as specified in the applicable Service Exhibit.

Section 2.6 Anonymized Data. Notwithstanding anything in this Agreement, SS&C and its third party vendors may collect and use, any such data, text, and files that pass through and/or may be generated by the Customer’s use of the Digital Solutions Services in anonymized format. For the avoidance of doubt, notwithstanding anything in this Agreement, Customer’s data may only be used to provide or to enhance the provision of Digital Solutions Services as contemplated in this Agreement or to provide or enhance the provision of the Services as contemplated in the Agency Agreement, and no Customer data, regardless of anonymization, may be used, sold or otherwise made available for any other purpose, and such anonymized data will not include any of Customer’s Confidential Information. Subject to the immediately preceding sentence, SS&C or its third party vendors may also review Customer’s Authorized Users and API Call usage amounts, as applicable, for billing and internal business use.

ARTICLE III

FEES

Section 3.1 Fees for Digital Solutions Services. As consideration for the performance by SS&C of the Digital Solutions Services, Customer will pay SS&C the fees relating to each such service as set forth in each Service Exhibit attached to this Agreement. SS&C will deliver a monthly billing report to Customer including a report of Transactions, by type, processed through Digital Solutions Services.

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Section 3.2 Invoicing. SS&C may, in good faith, change any of the fees and charges provided for in this Article III, upon thirty (30) days written notice to Customer, to reflect pro rata any increased costs associated with SS&C’s engagement of third-parties, as provided herein, to assist in the provision of Digital Solutions Services under this Agreement. All fees and charges shall be billed by SS&C monthly and will be paid within forty five (45) days following the receipt of SS&C’s invoice, except for any fees and expenses that are subject to good faith dispute. If an invoice is not paid when due, Company shall pay SS&C interest thereon (from the due date to the date of payment) at rate equal to one and one-half percent (1.5%) per month while such amount remained unpaid. Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable state law.

ARTICLE IV

PROPRIETARY RIGHTS

Customer acknowledges and agrees that it obtains no rights in or to any of the software, hardware, processes, templates, screen and file formats, interface formats or protocols, and development tools and instructions, trade secrets, proprietary information or distribution and communication networks of SS&C. Any software, interfaces, interface formats or protocols developed by SS&C shall not be used by Customer for any purposes other than utilizing Digital Solutions Services pursuant to this Agreement or to connect Customer to any other transfer agency system or any other Person without SS&C’s prior written approval. Customer also agrees not to take any action which would mask, delete or otherwise alter any SS&C on-screen disclaimers (including electronic forms which Users are required to accept) and copyright, trademark and service mark notifications provided by SS&C from time to time, or any “point and click” features relating to User acknowledgment and acceptance of such disclaimers and notifications.

ARTICLE V

TERM AND TERMINATION

Section 5.1 Term. Unless terminated earlier as provided in this Article V, each service exhibit, shall be effective as of the Effective Date and shall continue in force and effect until the expiration or termination of the Agency Agreement, as it may be amended (the “Term”), unless otherwise stated in a service exhibit. The Agreement shall automatically terminate upon the termination of the final service exhibit.

Section 5.2 Termination. Throughout the Term, either Party shall have the right to terminate this Agreement on written notice to the other Party of the other Party’s material breach of this Agreement and such Party’s failure to cure such breach within thirty (30) days. Customer shall have the right to terminate this Agreement if the Parties are unable to reach an agreement to amend the fees charged under Article III as described in Section 3.2 above by providing at least sixty (60) days prior notice to SS&C.

Section 5.3 Effect of Termination. In the event of a termination under the provisions of this Article V, the Parties will have no continuing obligations to one another other than the obligation to, at their own election, return to one another or destroy the confidential or proprietary materials of the other in their possession.

ARTICLE VI

INDEMNIFICATION; LIABILITY LIMITATIONS

Section 6.1 No Other Warranties. EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, THE DIGITAL SOLUTIONS SERVICES AND ALL SOFTWARE AND SYSTEMS DESCRIBED IN THIS AGREEMENT AND ITS EXHIBITS ARE PROVIDED “AS-IS,” ON AN “AS AVAILABLE” BASIS, AND SS&C HEREBY SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING SERVICES PROVIDED BY SS&C HEREUNDER, INCLUDING ANY IMPLIED WARRANTY OF TITLE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

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Section 6.2 Standard of Care and Limitation of Liability. Notwithstanding anything in this Agreement to the contrary, SS&C Associates shall not be liable to Customer for any action or inaction of any SS&C Associate except to the extent of direct Losses suffered, incurred, or paid by the Fund that are finally determined by a court of competent jurisdiction to have resulted primarily from the gross negligence, willful misconduct, or fraud of SS&C or SS&C Associates in the performance of SS&C’s duties or obligations under this Agreement. Under no circumstances shall SS&C Associates be liable to Customer for Losses that are indirect, special, incidental, consequential, punitive, exemplary or enhanced or that represent lost profits, opportunity costs or diminution of value. Customer shall indemnify, defend and hold harmless SS&C Associates from and against Losses (including legal fees and costs to enforce this provision) that SS&C Associates suffer, incur, or pay as a result of any Third Party Claim or Claim among the Parties except to the extent of direct Losses finally determined by a court of competent jurisdiction to have resulted primarily from the gross negligence, willful misconduct or fraud of SS&C Associates in the performance of SS&C’s duties or obligations under this Agreement. Any expenses (including documented legal fees and costs) incurred by SS&C Associates in defending or responding to any Claims (or in enforcing this provision) shall be paid by the Customer on a quarterly basis prior to the final disposition of such matter upon receipt by the Customer of an undertaking by SS&C to repay such amount if it shall be determined that an SS&C Associate is not entitled to be indemnified. The maximum aggregate amount of cumulative liability of SS&C Associates to the Customer for Losses arising out of the subject matter of, or in any way related to, this Agreement, except to the extent of Losses resulting primarily from the willful misconduct or fraud of SS&C in the performance of SS&C’s duties or obligations under this Agreement, during the Term hereof, shall not exceed the fees (but excluding any reimbursable expenses) paid by the Customer to SS&C under this Agreement for the most recent 24 months immediately preceding the date of the event giving rise to the Claim, provided that if the event giving rise to the Claim takes place prior to the Fund’s payment of 24 months of fees to SS&C, the maximum aggregate amount of cumulative liability of SS&C Associates to the Customer for Losses arising out of the subject matter shall not exceed the actual fees (but excluding any reimbursable expenses) paid by the Fund to SS&C under this Agreement prior to the event giving rise to the Claim multiplied by 24 and divided by the number of months that such fees were paid.

ARTICLE VII

CONFIDENTIALITY

Section 7.1 SS&C Confidential Information. Customer acknowledges and agrees that the terms and conditions of this Agreement, the Digital Platform (including by way of example and without limitation all processes, algorithms, designs, techniques, code, screen and data formats, interface formats and protocols, and structures contained or included therein) and other information obtained by them concerning the other software, software applications, equipment configurations, and business of SS&C (the “SS&C Confidential Information”) is confidential and proprietary to SS&C. Customer further agrees to use the SS&C Confidential Information only as permitted by this Agreement, to maintain the confidentiality of the SS&C Confidential Information and not to disclose the SS&C Confidential Information, or any part thereof, to any other person, firm or corporation, provided, however, that if Customer becomes compelled or is ordered to disclose SS&C Confidential Information whether (i) by a court order or governmental agency order which has jurisdiction over the Parties and subject matter, or (ii) in the opinion of its legal counsel, by law, regulation or the rules of a national securities exchange to disclose any SS&C Confidential Information, Customer will, except as may be prohibited by law or legal process, provide SS&C with prompt written notice of such request or order. Customer acknowledges that disclosure of the SS&C Confidential Information may give rise to an irreparable injury to SS&C inadequately compensable in damages. Accordingly, SS&C may seek (without the posting of any bond or other security) injunctive relief against the breach of the foregoing undertaking of confidentiality and nondisclosure, in addition to any other legal remedies which may be available. Customer consents to the obtaining of such injunctive relief and in any proceeding upon a motion for such injunctive relief, Customer’s ability to answer in damages shall not be interposed as a defense to the granting of such injunctive relief.

Section 7.2 Customer Confidential Information. SS&C acknowledges and agrees that the terms and conditions of this Agreement, any information obtained by SS&C concerning the software and software applications (including by way of example and without limitation all data in the Files and algorithms, designs, techniques, code, screen and data formats and structures contained or included therein), equipment configurations, personal information regarding the customers and consumers of Customer and business of Customer (the “Customer Confidential Information”) is confidential and proprietary to Customer. SS&C hereby agrees to use, and cause any subcontractor that SS&C engages (pursuant to Section 9.2 of this Agreement) to provide the Services hereunder to use, the Customer Confidential Information only as permitted by this Agreement, to maintain, and cause any subcontractor that SS&C engages to provide the Services hereunder to maintain, the confidentiality of the Customer Confidential Information and not to disclose, and cause any subcontractor that SS&C engages to provide the Services hereunder not to disclose, the Customer Confidential Information, or any part thereof, to any other person, firm or corporation, provided, however, that if SS&C becomes compelled or is ordered to disclose Customer Confidential Information whether (i) by a court order or governmental agency order which has jurisdiction over the Parties and subject matter, or (ii) in the opinion of its legal counsel, by law, regulation or the rules of a national securities exchange to disclose any Customer Confidential Information, SS&C will, except as may be prohibited by law or legal process, provide Customer with prompt written notice of such request or order.

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SS&C acknowledges that disclosure of the Customer Confidential Information may give rise to an irreparable injury to Customer inadequately compensable in damages. Accordingly, Customer may seek (without the posting of any bond or other security) injunctive relief against the breach of the foregoing undertaking of confidentiality and nondisclosure, in addition to any other legal remedies which may be available. SS&C consents to the obtaining of such injunctive relief and in any proceeding upon a motion for such injunctive relief, SS&C’s ability to answer in damages shall not be interposed as a defense to the granting of such injunctive relief.

Section 7.3    Consumer Privacy. Customer and SS&C shall each comply with applicable laws, rules and regulations relating to privacy, confidentiality, security, data security and the handling of personal financial information applicable to it that may be established from time to time, including but not limited to the Gramm-Leach-Bliley Act and Securities and Exchange Commission Regulation S-P (17 CFR Part 248) promulgated thereunder, and, to the extent applicable, the laws rules and regulations referenced in Section 9 of the Agency Agreement.

Section 7.4 Limitations; Survival. The provisions of this Article VII shall not apply to any information if and to the extent it was (i) independently developed by the receiving Party as evidenced by documentation in such Party’s possession, (ii) lawfully received by it free of restrictions from another source having the right to furnish the same, (iii) generally known or available to the public without breach of this Agreement by the receiving Party or (iv) known to the receiving Party free of restriction at the time of such disclosure. The Parties agree that immediately upon termination of this Agreement, without regard to the reason for such termination, the Parties shall forthwith and at their own election either (i) return to one another all written materials and computer software which are the property of the other Party, or (ii) upon certification, email notice being sufficient, to the other, destroy all written materials and computer software which are the property of the other party. All of the undertakings and obligations relating to confidentiality and nondisclosure in this Agreement shall survive the termination or expiration of this Agreement for a period of ten (10) years. Notwithstanding anything to the contrary herein, upon termination, any provision of this Agreement that expressly or by implication should come into or continue in force on or after termination of the Agreement in order to protect Customer Confidential Information as required by applicable statute or regulation will remain in full force and effect.

Section 7.5 Notwithstanding the foregoing, each Party may disclose Confidential Information pursuant to a requirement or request of a governmental agency or pursuant to a court or administrative subpoena, order or other such legal process or requirement of law, or in defense of any claims or causes of action asserted against it; provided, however, that it shall (i) first notify the other of such request or requirement, or use in defense, unless such notice is prohibited by statute, rule or court order; and (ii) at the other Party’s expense, cooperate in the other Party’s efforts to file a motion to quash or similar procedural step to frustrate the production or publication of information. Nothing herein shall require either Party to fail to honor a subpoena, court or administrative order or requirement on a timely basis. Each Party shall cooperate with the other in an effort to limit the nature and scope of any legally required disclosure of Confidential Information.

Section 7.6 Notwithstanding the foregoing, the Parties agree that, in the course of performance under this Agreement, SS&C and its employees may gain or enhance its general knowledge, skills, and experience (including ideas, concepts, know-how, and techniques) related to the business of the Customer (collectively referred to as “General Knowledge”). The use of General Knowledge by the SS&C and its employees will not constitute a breach of this Agreement; provided that such General Knowledge is retained in the unaided memories of the employees of SS&C. Notwithstanding anything to the contrary, SS&C and its employees may not disclose, publish, or disseminate any of the following: (i) information or data supplied in confidence by or on behalf of Customer to SS&C, including (1) Customer Confidential Information that is in written or other tangible form and is marked as proprietary or confidential, and (2) Customer Confidential Information that is disclosed in non-tangible form and is identified as proprietary or confidential at the time of the disclosure; (ii) the source of the General Knowledge; or (iii) the business plans of the Customer.

ARTICLE VIII

FORCE MAJEURE

Customer acknowledges that the Internet is not a secure organized or reliable environment, and that the ability of SS&C to deliver Digital Solutions Services is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers and encryption system developers and other vendors and third parties which are outside the control of SS&C. SS&C shall not be liable for any delays or failures to perform any of its obligations hereunder to the extent that such delays or failures are due to circumstances beyond its reasonable control, including acts of God, strikes, riots, terrorist acts, acts of war, power failures, functions or malfunctions of the Internet, telecommunications services (including wireless), firewalls, encryption systems and security devices, or governmental regulations imposed after the date of this Agreement.

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ARTICLE IX

MISCELLANEOUS

Section 9.1 Governing Law; Jurisdiction. This Agreement shall be interpreted in accordance with and governed by the Law of the State of New York. The courts of the State of New York and the United States District Court for the Southern District of New York shall have exclusive jurisdiction to settle any Claim. Each Party submits to the exclusive jurisdiction of such courts and waives to the fullest extent permitted by Law all rights to a trial by jury.

Section 9.2 Subcontractors. Certain functionalities delivered as part of the Digital Solutions Services may require services from subcontractors or third party vendors. SS&C may, without further consent from Customer, engage an onshore or offshore subcontractor, third party vendor, or affiliate of SS&C to perform portions of the Digital Solutions Services, provided that such Persons are selected in good faith and with reasonable care and are monitored by SS&C. However, SS&C shall require the prior written consent of Customer to sub-contract all or a substantial portion of the Digital Solutions Services to a third-party (non-affiliated) provider. For clarification, SS&C may subcontract any non-substantial portion of the Digital Solutions Services to Affiliates of SS&C or to consultants, subcontractors and third party vendors, including, by way of example, software developers and/or cloud hosting service providers. SS&C may use subcontractors or third party vendors in connection with providing the Digital Solutions Services under this Agreement and applicable Service Exhibits provided, upon Customer’s request, SS&C shall provide a list summarizing such third parties that may be used by SS&C and aspects of the Digital Solutions Services that may be provided. The Digital Solutions Services performed by any such subcontractors shall be subject to the terms and conditions of the Agreement and the applicable Service Exhibit. Subject to Section 6.2 above, SS&C shall be responsible for the acts and omissions of its subcontractors.

Section 9.3 Captions. Captions used herein are for convenience of reference only, and shall not be used in the construction or interpretation hereof.

Section 9.4 Counterparts. This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and shall be binding to the same extent as if original signatures were exchanged.

Section 9.5 Parties’ Independent Contractors. The Parties to this Agreement are and shall remain independent contractors, and nothing herein shall be construed to create a partnership or joint venture between them, and none of them shall have the power of authority to bind or obligate the others in any manner not expressly set forth herein.

Section 9.6 Severability. If any provision (or part thereof) of this Agreement is or becomes invalid, illegal or unenforceable, the provision shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not practical, the relevant provision shall be deemed deleted. Any such modification or deletion of a provision shall not affect the validity, legality and enforceability of the rest of this Agreement. If a Party gives notice to another Party of the possibility that any provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate to amend such provision so that, as amended, it is valid, legal and enforceable and achieves the intended commercial result of the original provision.

Section 9.7 No Waiver. No failure or undue delay by a Party to exercise any right or remedy provided under this Agreement or by Law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No exercise (or partial exercise) of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

Section 9.8 Assignment. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by Fund, in whole or in part, whether directly or by operation of Law, without the prior written consent of SS&C, such consent not to be unreasonably withheld, conditioned or delayed. SS&C may assign or otherwise transfer this Agreement: (i) to a successor in the event of a change in control of SS&C, (ii) to an Affiliate or (iii) in connection with an assignment or other transfer of a material part of SS&C’s business. Any attempted delegation, transfer or assignment prohibited by this Agreement shall be null and void. If SS&C assigns or otherwise transfers this Agreement to a third-party other than an Affiliate without Fund consent, Fund may terminate this Agreement by written notice to SS&C within 90 days of receiving notice of such assignment or transfer without any ongoing financial liability for the remainder of the term.

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Section 9.9 Notices. Except as otherwise provided herein, all notices required or permitted under this Agreement or required by Law shall be effective only if in writing and delivered: (i) personally, (ii) by registered mail, postage prepaid, return receipt requested, (iii) by receipted prepaid courier, (iv) by any confirmed facsimile or (v) by any electronic mail, to the relevant address or number listed below (or to such other address or number as a Party shall hereafter provide by notice to the other Parties). Notices shall be deemed effective when received by the Party to whom notice is required to be given:

SS&C GIDS, Inc.

1055 Broadway

Kansas City, MO 64105

Attention: Legal Department

Email: FSGNotices@sscinc.com

Customer:

HPS Corporate Capital Solutions Fund

c/o HPS Advisors, LLC

40 West 57th Street,

33rd Floor New York, NY 10019

Attn: Legal Department

Email: legal-review@hpspartners.com

Section 9.10 Entire Agreement. This Agreement (including any schedules, attachments, amendments and addenda hereto) contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto. This Agreement sets out the entire liability of SS&C Associates related to the Services and the subject matter of this Agreement, and no SS&C Associate shall have any liability to Customer or any other Person for, and Customer hereby waives to the fullest extent permitted by applicable law recourse under, tort, misrepresentation or any other legal theory.

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IN WITNESS WHEREOF, the Parties hereto have set their hands by their authorized representatives as of the year and date first hereinabove indicated.

HPS CORPORATE CAPITAL SOLUTIONS FUND	SS&C GIDS, Inc.

By: /s/ Robert Busch	By: /s/ Nick Wright
Name: Robert Busch	Name: Nick Wright
Title: Chief Financial Officer	Title: Authorized Signatory

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